EXPENSE REIMBURSEMENT AGREEMENT

THIS EXPENSE REIMBURSEMENT AGREEMENT is made by and among Ivy Distributors, Inc. (“IDI”), Waddell & Reed Services Company, doing business as WI Services Company (“WISC”), and Ivy Funds, on behalf of the series indicated in each respective Exhibit attached hereto (each, a “Fund,” and, collectively, the “Funds”).

WHEREAS, Ivy Funds, a Delaware statutory trust, is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-ended management investment company of the series type, and each Fund is a series of Ivy Funds; and

WHEREAS, Ivy Funds, IDI and WISC have determined that it is appropriate and in the best interests of each Fund and its shareholders to maintain the expenses of each Fund at a level below the level to which each Fund may normally be subject;

NOW THEREFORE, the parties hereto agree as follows:

1.	Reimbursement of Expenses.

1.1

Applicable Reimbursement Level and Term of Reimbursement. For the period from February 1, 2021 through January 31, 2022, to the extent that the total annual ordinary fund operating expenses of Class Y shares and Class N shares, respectively, of any Fund exceeds the total annual ordinary fund operating expenses of the Class A shares and Class I shares of that Fund, respectively, IDI and/or WISC agrees to reimburse sufficient Rule 12b-1 fees and/or shareholder servicing fees to ensure that the total annual ordinary fund operating expenses (which would exclude interest, taxes, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses, if any) of such Class Y shares and Class N shares, do not exceed the total annual ordinary fund operating expenses of the Class A shares and Class I shares, respectively, of that Fund, as calculated at the end of each month (the “Reimbursement Amount”).

1.2

Payment of Reimbursement Amount. To effect the expense reimbursement provided for in this Agreement, the Fund may offset the appropriate Reimbursement Amount against the Rule 12b-1 fees and/or shareholder servicing fees payable under the Rule 12b-1 Plan and/or the Shareholder Servicing Agreement. Alternatively, the Reimbursement Amount shall be paid directly by IDI and/or WISC. Such offset shall be taken, or such direct payment shall be paid, two times per year within 30 days following the date of a Fund’s applicable semi-annual or annual reporting period.

2.	Termination and Effectiveness of Agreement.

2.1

Termination. This Agreement shall terminate upon termination of the Fund’s Rule 12b-1 Plan and/or the Shareholder Servicing Agreement or on January 31, 2022, whichever comes first. This Agreement may be terminated prior to expiration if such termination is approved by the Board of Trustees of the Trust,

#1194339

including the vote of a majority of the trustees who are not “interested persons” as defined in the 1940 Act. This Agreement supersedes any prior expense reimbursement agreements between a Fund, IDI and WISC, as it relates to the waivers identified above.

2.2	Effectiveness. This Agreement shall be effective February 1, 2021.

3.	Miscellaneous.

3.1	Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof.

3.2

Interpretation. Nothing contained herein shall be deemed to require the Board of Trustees of Ivy Funds (“Trust”) or the Fund to take any action contrary to the Trust’s Declaration of Trust or Bylaws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of Trustees of the Trust of its responsibility for and control of the conduct of the affairs of the Trust or the Fund.

3.3

Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the Rule 12b-1 Plan and/or shareholder servicing fees, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from, the terms and provisions of the Rule 12b-1 Plan, the Shareholder Servicing Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to the Rule 12b-1 Plan, the Shareholder Servicing Agreement or the 1940 Act.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of November 11, 2020.

IVY FUNDS

By:
Jennifer K. Dulski, Secretary

IVY DISTRIBUTORS, INC.

By:
Amy J. Scupham, President

WADDELL & REED SERVICES COMPANY

By:
Joseph W. Kauten, Senior Vice President

Exhibit A

Y Floats to A

Ivy Apollo Multi-Asset Income Fund

Ivy Apollo Strategic Income Fund

Ivy California Municipal High Income Fund

Ivy Corporate Bond Fund

Ivy Crossover Credit Fund

Ivy International Small Cap Fund

Ivy Pictet Emerging Markets Local Currency Debt Fund

Ivy Pictet Targeted Return Bond Fund

Exhibit B

N Floats to I

Ivy Apollo Multi-Asset Income Fund

Ivy Apollo Strategic Income Fund

Ivy Corporate Bond Fund

Ivy Crossover Credit Fund

Ivy Government Securities Fund

Ivy International Small Cap Fund

Ivy Pictet Emerging Markets Local Currency Debt Fund

Ivy Pictet Targeted Return Bond Fund

Ivy PineBridge High Yield Fund

Ivy ProShares Interest Rate Hedged High Yield Index Fund

Ivy ProShares MSCI ACWI Index Fund

Ivy ProShares Russell 2000 Dividend Growers Index Fund

Ivy ProShares S&P 500 Bond Index Fund

Ivy ProShares S&P 500 Dividend Aristocrats Index Fund

5